Exhibit 99.1

Text of Press Release

AVI Contacts:

AVI BioPharma, Inc.

Michael Hubbard (hubbard@avibio.com)

(503) 227-0554

Investor Contacts:

Lippert/Heilshorn & Associates Inc.

Bruce Voss (bvoss@lhai.com)

Jody Cain (jcain@lhai.com)

(310) 691-7100

Press Contacts:

Waggener Edstrom Bioscience

Wendy Carhart (wendyc@wagged.com)

(503) 443-7000

For Release 6 a.m. PST

Dec. 30, 2003

AVI BioPharma Announces Results From West Nile Virus Clinical Trial

Safety Results Support Expansion of AVI’s Viral Program

PORTLAND, Ore. — Dec. 30, 2003 — AVI BioPharma, Inc. (Nasdaq: AVII) today released data compiled from its Phase I/II West Nile virus (WNV) clinical trial with its proprietary NeuGene® antisense drug, AVI-4020. The primary objective of the trial was to assess safety, and AVI-4020 demonstrated a safety profile consistent with the other NeuGene antisense drugs. No safety concerns pertaining to the drug were identified during the study.

The trial enrolled 10 total patients, nine of whom received AVI-4020 and one of whom received a placebo. The trial was conducted in Colorado at the Boulder Community Medical Center. The state of Colorado had the highest rate of West Nile virus reported in 2003.

“This study provides additional evidence demonstrating the viability of our infectious disease programs,” said Denis R. Burger, Ph.D., chairman and CEO of AVI BioPharma. “These data, combined with the results of our other extensive efforts in viruses, lay the groundwork for advancing in 2004 into viruses that are major worldwide unmet medical needs, like hepatitis C and dengue virus.”

As of Dec. 17, 2003, according to the Centers for Disease Control and Prevention, 8,912 cases of West Nile virus were reported, which included 211 deaths. Although the majority (6,066 or 68 percent) of those were reported with the milder form of the disease,

30 percent or 2,641 patients contracted the serious form of WNV disease (meningitis or encephalitis).

About AVI BioPharma

AVI BioPharma develops therapeutic products for the treatment of life-threatening diseases using two technology platforms: third-generation NeuGeneantisense drugs and cancer immunotherapy. AVI’s lead NeuGene antisense compound is designed to target cell proliferation disorders, including cardiovascular restenosis, cancer and polycystic kidney disease. In addition to targeting specific genes in the body, AVI’s antiviral program uses NeuGene antisense compounds to target single-stranded RNA viruses, including West Nile virus, SARS coronavirus, calicivirus, and hepatitis C. AVI’s second technology, AVICINE®, is a therapeutic cancer vaccine with late-stage trials planned for the treatment of pancreatic cancer. More information about AVI is available on the company’s Web site at http://www.avibio.com/.

# # #

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, the results of research and development efforts, the results of preclinical and clinical testing, the effect of regulation by the FDA and other agencies, the impact of competitive products, product development, commercialization and technological difficulties, and other risks detailed in the company’s Securities and Exchange Commission filings.